UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 22, 2016

MATEON THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

0-21990	13-3679168
(Commission File Number)	(IRS Employer Identification No.)

701 Gateway Boulevard, Suite 210, South San Francisco, CA	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 635-7000

N/A

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

(a) As previously reported, on November 11, 2016, Mateon Therapeutics, Inc. (the “Company”) held a Special Meeting of the stockholders of the Company (the “Special Meeting”) which was adjourned to November 22, 2016 to allow further solicitation of votes in favor of a proposal regarding a reverse stock split of the Company’s common stock.

(b) At the Special Meeting held on November 22, 2016, of the 26,544,934 shares of the Company’s common stock entitled to vote, 17,093,808 shares were represented at the meeting in person or by proxy, constituting a quorum. The voting results relating to the reverse stock split are as set forth below. This proposal is described in further detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on October 3, 2016 (the “Proxy Statement”).

The stockholders did not approve a proposal authorizing the filing of an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock, at a ratio in the range of 1:2 to 1:4, such ratio to be determined by the Board of Directors consistent with the guidelines described in the Proxy Statement, and the filing of such amendment to be implemented, if at all, not later than November 27, 2016. Passage of this proposal required approval of the holders of a majority of the issued and outstanding capital stock, or 13,272,468 “for” votes.

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
10,425,640	6,654,356	13,812	0

Item 8.01	Other Events.

In light of the non-approval of the proposal regarding the reverse stock split, the Company anticipates receiving a delisting determination from the NASDAQ Stock Market on or about November 28, 2016 for failure of the Company’s closing stock price to comply with the $1.00 minimum bid price requirement set forth in NASDAQ Marketplace Listing Rule 5810(c)(3)(A). The Company anticipates that it will not appeal the delisting determination and that the delisting of its common stock from the NASDAQ Stock Market will take place approximately one week following the receipt of the delisting determination from the NASDAQ Stock Market. Following the delisting, the Company anticipates that its common stock will trade on the OTCQX Market under the same ticker symbol which it traded on while listed on the NASDAQ Stock Market: “MATN”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mateon Therapeutics, Inc.

Date: November 23, 2016	By:	/s/ Matthew M. Loar
Matthew M. Loar
Chief Financial Officer